Exhibit 99.1

Ur-Energy Provides 2019 Q2 Operational Results

Littleton, Colorado (PR Newswire – July 11, 2019) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for second quarter 2019.

Highlights

Lost Creek Operations
	Units	2019 Q1	2019 Q2	2019 YTD

U3O8 Captured	(‘000 lbs)	22.6	13.1	35.7
U3O8 Dried & Drummed	(‘000 lbs)	21.0	13.3	34.3
U3O8 Sold (from produced lbs)	(‘000 lbs)	48.8	165.0	213.8
U3O8 Sold (from purchased lbs)	(‘000 lbs)	48.8	100.0	148.8

Average Flow Rate	(gpm)	1,469	953	1,210
U3O8 Head Grade	(mg/l)	15	14	15

Lost Creek Operations and Uranium Production and Sales

For the quarter, 13,146 pounds of U3O8 were captured within the Lost Creek plant, and 13,296 pounds of U3O8 were packaged in drums at the Lost Creek processing plant. No shipments of product were made to the conversion facility during the quarter. At June 30, 2019, inventory at the conversion facility was approximately 210,450 pounds U3O8.

In Q2 2019, sales totalled $11.5 million from 265,000 pounds sold. Our price per pound sold averaged $43.31. Early in 2019 Q2, we delivered 100,000 pounds into a scheduled 2019 term contract commitment and sold 165,000 pounds related to 2020 obligations under existing term agreements.

Section 232 Trade Action

The Section 232 Trade Action advanced during Q2, as the Department of Commerce (“DOC”) submitted its report to the White House on DOC’s investigation into the impact of uranium imports on national security. The report would have contained DOC’s findings and recommendations of a proposed remedy, if any. Following receipt of the report, the President has up to 90 days (July 13, 2019) to act on the Secretary’s report.

Continuing Guidance for 2019

As previously guided, we expect to deliver a total of 665,000 pounds into our contracts in 2019 at an average price of approximately $48 per pound. By quarter, our remaining 2019 contractual sales are as follows: 122,500 pounds in Q3; and 180,000 pounds in Q4.

We anticipate filing our second quarter Form 10-Q on August 2, 2019, at which time we will provide further guidance for the year, as we have more fully evaluated a decision on the Section 232 Trade Action.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped approximately 2.5 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
+1 720-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; the outcome of the Section 232 trade action) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.